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                                                                   Exhibit 10.21

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into as of March 11, 2005, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 ("Keane" or the "Company"), and Robert B. Atwell, (the "Executive"). Keane and the Executive are referred to together herein as the "Parties."

         WHEREAS, the Executive intends to retire on or about December 31, 2006 (the "Retirement Date") and would like to remain employed by Keane until that time;

         WHEREAS, Keane would like the Executive's job duties and responsibilities to undergo an orderly transition prior to the Executive's retirement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

  1. TERM OF EMPLOYMENT. Keane hereby agrees to employ the Executive, and the Executive hereby accepts employment with Keane, upon the terms set forth in this Agreement, for the period ending on the Retirement Date, unless sooner terminated in accordance with the provisions of paragraph
         2. Subject to the benefits described in paragraph 3, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, with or without notice and with or without Cause. The Retirement Date may be changed upon the mutual agreement of both Parties.

  2. EMPLOYMENT TERMINATION. The employment of the Executive by the Employer pursuant to this Agreement shall terminate upon the occurrence of any of the following:

         a.       Attainment of the Retirement Date;

         b. FOR CAUSE. At the election of Keane, "for Cause" (as defined below), immediately upon written notice by Keane to the Executive. For the purposes of this Agreement, "for Cause" termination shall be deemed to exist upon a good faith finding by the Company of failure of the Executive to perform his assigned duties for the Company, illegal conduct, dishonesty, gross negligence or misconduct;

         c. FOLLOWING A CHANGE IN CONTROL. Termination within one year following a Change in Control, as defined in Exhibit A to this Agreement.

         d. IN THE EVENT OF DEATH OR DISABILITY. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and Keane, provided that if the Executive and Keane do not agree on a physician, the Executive and Keane shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

         e. Termination at the election of Keane without Cause, upon not less than 90 days' prior written notice of termination; or

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         f.       Termination at the election of the Executive, upon not less than 90 days' prior written notice of termination.

  3.     EFFECT OF TERMINATION.

         a. TERMINATION UPON ATTAINMENT OF THE RETIREMENT DATE. If the Executive's employment is terminated upon attainment of the Retirement Date pursuant to paragraph 2.a, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane. In this circumstance, Keane also agrees to seek approval of its Board of Directors to accelerate the vesting of any unvested shares of Restricted Stock and Stock Options held by the Executive, to his benefit.

         b. TERMINATION BY KEANE FOR CAUSE. If the Executive's employment is terminated by Keane for Cause pursuant to paragraph 2.b, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

         c. TERMINATION FOLLOWING A CHANGE IN CONTROL. If the Executive's employment is terminated following a Change in Control pursuant to paragraph 2.c, this Agreement shall be null and void and the terms of the Executive's Change-in-Control Agreement, attached, shall apply.

         d. TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated by death or because of disability pursuant to paragraph 2.d, Keane shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

         e. TERMINATION BY KEANE WITHOUT CAUSE. If the Executive's employment is terminated by Keane without cause pursuant to paragraph 2.e:

                  (i) Prior to December 31, 2005, Keane shall continue to pay the Executive his base salary, for one year; or

                  (ii) After December 31, 2005 but before attainment of the Retirement Date, Keane shall continue to pay the Executive his base salary through the Retirement Date; and

                  (iii) Keane agrees to seek approval of its Board of Directors to accelerate the vesting of any unvested shares of Restricted Stock and Stock Options held by the Executive, to his benefit.

                  (iv) The last day of the Executive's actual employment with Keane shall be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), and the Executive will receive COBRA information under separate cover. If the Executive elects continuation coverage under COBRA, during the period the Executive is receiving base salary continuation payments under this paragraph 3.e, he will be responsible for any contribution required from active employees of the Company under said health insurance program.

         f. TERMINATION AT THE ELECTION OF THE EXECUTIVE. If the Executive elects to terminate his employment for any reason whatsoever, in accordance with paragraph 2.f,

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                  Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

  4. OBLIGATIONS AND RESTRICTIVE COVENANTS. All obligations and restrictive covenants as set forth in any existing or future Employment Agreements, Stock Option Agreements, or the like, shall remain in full force and effect notwithstanding this Agreement, including but not limited to, provisions and/or restrictions relating to trade secrets, confidential information, works made for hire and inventions, competition, solicitation, hiring, Company property, et cetera.

  5. RELEASE OF CLAIMS BY EXECUTIVE. In order to receive any severance payment described in this Agreement, the Executive shall be required to execute a Release Agreement, in a form acceptable to Keane's counsel, before and as a condition of receiving any such payment.

  6. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interests or obligations hereunder to: (a) a subsidiary, subdivision or affiliate, provided that Keane shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or to a person, corporation, organization or other entity that acquires (whether by stock or merger or otherwise) all or substantially all of the business or assets of Keane.

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  7.     MISCELLANEOUS.

         a. This Agreement may be amended or modified only by a written instrument executed by Keane and the Executive.

         b. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

         c. The term "Keane" shall include Keane, Inc. and any of its subsidiaries, subdivisions and affiliates. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         d. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

         e. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

         Executed this 11th day of March, 2005.


                                    By: /s/ Robert B. Atwell
                                        --------------------
                                        Robert B. Atwell



                                    By: /s/ Brian T. Keane
                                        -------------------
                                        Brian T. Keane
                                        President and Chief Executive Officer


                                    Keane, Inc.


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                                    EXHIBIT A

                        DEFINITION OF "CHANGE IN CONTROL"

"Change in Control" shall mean any of the following:

                  (a) any "person," as such term is used in Sections 13(d) and
                      14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") or (B) the then outstanding shares of Company's common stock ("Common Stock") (other than as a result of an acquisition of securities directly from the Company); or

                  (b) During any period of two years or less, persons who at the beginning of such period (the "Commencement Date") constitute the Company's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                  (c) the stockholders of the Company shall approve (A) any
                      consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),

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                      (B) any sale, lease, exchange or other transfer (in one
                      transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to fifty percent (50%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).